Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284299

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated February 5, 2025)

495,000 Shares of Common Stock

2,162,807 Pre-funded Warrants to Purchase up to 2,162,807 Shares of Common Stock

2,657,807 Series C-1 Warrants to Purchase up to 2,657,807 Shares of Common Stock

2,657,807 Series C-2 Warrants to Purchase up to 2,657,807 Shares of Common Stock

Placement Agent Warrants to Purchase up to 159,468 Shares of Common Stock

Up to 7,637,889 Shares of Common Stock Issuable Upon Exercise of

the Series C-1 Warrants, Series C-2 Warrants, Pre-funded Warrants and Placement Agent Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 5, 2025 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025. Accordingly, we have attached such report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by us of an aggregate of (i) 495,000 shares of common stock, par value $0.0001 per share, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 2,162,807 shares of common stock (the “Pre-Funded Warrant Shares”), (iii) Series C-1 warrants (the “Series C-1 Warrants”) to purchase up to an aggregate of 2,657,807 shares of common stock (the “Series C-1 Warrant Shares”), and (iv) Series C-2 warrants (the “Series C-2 Warrants,” and together with the Series C-1 Warrants, the “Warrants”) to purchase up to an aggregate of 2,657,807 shares of common stock (the “Series C-2 Warrant Shares,” and together with the Series C-1 Warrant Shares, the “Warrant Shares”). The Prospectus and this prospectus supplement also relate to the offering of the shares of common stock issuable upon exercise of the Warrants, Pre-Funded Warrants and placement agent warrants we issued to H.C. Wainwright & Co. LLC, as placement agent, to purchase up to 159,468 shares of our common stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBIO”. On February 26, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.79 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2025

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38191	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

95 Sawyer Road

Waltham, Massachusetts 02453

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MBIO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously disclosed, as of February 10, 2025, Mustang Bio, Inc. (the “Company”) entered into a Bill of Sale and Surrender Agreement (the “Sale/Surrender Agreement”), effective as of January 31, 2025 (the “Effective Date”), with AbbVie Bioresearch Center Inc., a Delaware corporation (“AbbVie”). The Company was the tenant in the leased premises located at 377 Plantation Street, Worcester, Massachusetts (the “Premises”) under a Lease Agreement, dated as of October 27, 2017 (the “Lease”) with WCS - 377 Plantation Street, Inc., a Massachusetts nonprofit corporation (the “Landlord”). In connection with the entrance into the Sale/Surrender Agreement, the Company also entered into an Escrow Agreement, dated February 10, 2025 (the “Escrow Agreement”), with Bowditch & Dewey, LLP, as escrow agent (the “Escrow Agent”), pursuant to which the Escrow Agent will disburse the Purchase Price (defined herein) pursuant to the terms of the Escrow Agreement.

Pursuant to the terms of the Sale/Surrender Agreement, AbbVie agreed to purchase from the Company, and the Company agreed to sell and convey to AbbVie, certain furniture, fixtures and equipment (“FF&E”) located in the Premises and other items as set forth in the Sale/Surrender Agreement for a purchase price of $1.0 million (the “Purchase Price”). AbbVie also agreed to lease the Premises from the Landlord following the termination of the Lease pursuant to a First Amendment to Lease Agreement (the “Amendment”), dated as of February 7, 2025.

The closing of the transactions described above occurred on February 21, 2025 (the “Closing”), with AbbVie’s issuance of an Acceptance Notice (as defined in the Sale/Surrender Agreement) to the Company stating that a Sufficient Percentage (as defined in the Sale/Surrender Agreement) of the FF&E items listed in the Sale/Surrender Agreement are present in the Premises and functional for their intended purpose without the need for repair or replacement. On February 25, 2025, as a result of the issuance of the Acceptance Notice, pursuant to the terms of the Escrow Agreement, the Escrow Agent released the Purchase Price to the Company.

There is no material relationship, other than in respect of the transaction, between AbbVie and the Company or any of its affiliates, or any director or officer of the Company, or any associate of such director or officer.

The foregoing description of the Sale/Surrender Agreement and the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Sale/Surrender Agreement and the Amendment, copies of which are filed as Exhibits 2.1 and 10.1, respectively, to this Current Report on Form 8-K.

Item 8.01 Other Events.

On February 27, 2025, the Company issued a press release announcing the Closing. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Bill of Sale and Surrender Agreement, dated January 31, 2025, by and between Mustang Bio, Inc. and AbbVie Bioresearch Center Inc.
10.1	First Amendment to Lease Agreement, dated February 7, 2025, by and between Mustang Bio, Inc. and WCS - 377 Plantation Street, Inc.
99.1	Press Release, dated February 27, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mustang Bio, Inc.
(Registrant)
Date: February 27, 2025
	By:	/s/ Manuel Litchman, M.D.
	Name:	Manuel Litchman, M.D.
	Title:	President, Chief Executive Officer and
Interim Chief Financial Officer

Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

BILL OF SALE AND SURRENDER AGREEMENT

This BILL OF SALE AND SURRENDER AGREEMENT (this “Bill of Sale Agreement”) is made and entered into as of the 31st day of January 2025 (being the Agreement Date, as defined in Paragraph 1 below), by and between Mustang Bio, Inc., a Delaware corporation (“Seller”) and AbbVie Bioresearch Center Inc., a Delaware corporation (“Buyer”).

RECITALS

A.	Seller is the current tenant in the leased premises consisting of approximately 27,043 rentable square feet on the first floor (the “Leased Premises”) of the building located at 377 Plantation Street, Worcester, Massachusetts (the “Building”) under a Lease with WCS — 377 Plantation Street, Inc. (“Landlord”) dated as of October 27, 2017 (the “Original Mustang Lease”), as amended by that certain First Amendment to Lease Agreement of even date herewith (the “Mustang Amendment”).

B.	Landlord and Seller shall be terminating the Original Mustang Lease, as amended by the Mustang Amendment (as so amended, the “Mustang Lease”) earlier than specified under the Original Mustang Lease.

C.	Buyer currently occupies space in the Building pursuant to a lease with Landlord dated June 25, 2018, as amended by that certain First Amendment to Lease Agreement dated November 12, 2021, by that certain Second Amendment to Lease Agreement dated March 29, 2022, and pursuant to a Third Amendment to Lease Agreement to be executed of even date herewith (the “AbbVie Amendment”), AbbVie shall lease from Landlord the Leased Premises as the tenant following termination of the Mustang Lease.

D.	Seller and Buyer have agreed that Seller shall convey to Buyer good title to certain furniture, fixtures and equipment located in the Leased Premises and described in Attachment “1” annexed hereto (the “FF&E”) and the items pictured on Attachment “2” annexed hereto (the “Warehouse Items”) for a purchase price of One Million and 00/100 Dollars ($1,000,000.00) (the “Purchase Price”).

E.	Simultaneously herewith Seller, Buyer and Bowditch & Dewey, LLP (the “Escrow Agent”) are entering into that certain Escrow Agreement (the “Escrow Agreement”) pursuant to which Escrow Agent shall be disbursing the Purchase Price as further described in the Escrow Agreement and in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	Conditional Effectiveness. The effectiveness of this Bill of Sale Agreement is made expressly contingent on the full execution and delivery of the Mustang Amendment, the AbbVie Amendment, and the Escrow Agreement. The “Agreement Date” shall be the latest of: (i) the date this Bill of Sale Agreement is executed and delivered by Buyer, (ii) the date this Bill of Sale Agreement is executed and delivered by Seller, (iii) the date that the Mustang Amendment shall be fully executed and delivered by the parties thereto, (iv) the date the AbbVie Amendment shall be fully executed and delivered by the parties thereto; and (v) the date the Escrow Agreement shall be fully executed and delivered by the parties thereto.

2.	Inspection of Leased Premises and FF&E. On or before the tenth (10th) business day following the Agreement Date (the “Anticipated Vacation Date”), Seller shall vacate the Leased Premises. Seller shall provide written notice to Buyer within one (1) business day of vacating the Leased Premises. Seller shall vacate the Leased Premises no later than twenty (20) business days following the Agreement Date.

A.	For the seven (7) business day period (the “Inspection Period”) following the date that is the later of (i) the date Buyer receives written notice from Seller that it has vacated the Leased Premises, and (ii) the Anticipated Vacation Date, Buyer shall have the right to enter the Leased Premises to inspect the Leased Premises and FF&E. Prior to the expiration of the Inspection Period, Buyer shall either (A) give Seller and Escrow Agent written notice (an “Acceptance Notice”) stating that a Sufficient Percentage of the FF&E items listed in Attachment “1” are present in the Leased Premises and functional for their intended purpose without the need for repair or replacement (“Acceptable Condition”); or (B) give Seller and Escrow Agent written notice stating that the condition of the FF&E is not acceptable and specifying the reasons therefor (a “Rejection Notice”). As used in the preceding sentence, “Sufficient Percentage” means at least ninety percent (90%) of the items listed in rows 415 through 428 on Attachment “1” (“Furniture Items”), and at least ninety (90%) of all FF&E items (including the Furniture Items) listed in Attachment “1”, are in Acceptable Condition.

B.	If (i) Buyer gives Seller and Escrow Agent a Rejection Notice, and (ii) at least ninety percent (90%) of the Furniture Items and at least seventy-five percent (75%) of all FF&E items (including the Furniture Items) listed in Attachment “1” are in Acceptable Condition, the Purchase Price shall be reduced proportionally, calculated by multiplying the original $1,000,000 Purchase Price by the percentage of all FF&E items (including the Furniture Items) in Acceptable Condition, rounded to the nearest whole number. For example, if at least ninety percent (90%) of the Furniture Items and eighty percent (80%) of all FF&E items (including the Furniture Items) are in Acceptable Condition, the Purchase Price shall be reduced to $800,000. Within fifteen (15) business days following the expiration of the Inspection Period (the “Negotiation Period”), the Purchase Price reduction calculated pursuant to this Section 2.B shall be confirmed by Buyer and Seller executing and delivering a written agreement amending this Bill of Sale Agreement (an “Amended Bill of Sale Agreement”) and giving Escrow Agent a written notice signed by both parties enclosing a copy of such Amended Bill of Sale Agreement (a “Joint Settlement Notice”).

C.	If (i) Buyer gives Seller and Escrow Agent a Rejection Notice, and (ii) less than ninety percent (90%) of the Furniture Items or less than seventy-five percent (75%) of all FF&E items (including the Furniture Items) listed in Attachment “1” are in Acceptable Condition, Buyer and Seller shall have until the expiration of the Negotiation Period to execute and deliver an Amended Bill of Sale Agreement and to give Escrow Agent a Joint Settlement Notice.

D.	Buyer and Seller agree to negotiate in good faith during the Negotiation Period to resolve any disputes concerning the FF&E condition or Purchase Price adjustment. Both parties acknowledge that failure to reach an agreement during the Negotiation Period may result in termination of this Agreement and recognize that such termination would materially impact the interests of both parties. Accordingly, each party agrees to participate meaningfully and reasonably in such negotiations.

E.	If Buyer gives Seller and Escrow Agent a Rejection Notice and thereafter, both parties do not give Escrow Agent a Joint Settlement Notice within the Negotiation Period, then either party shall be entitled to terminate this Bill of Sale Agreement at any time thereafter by giving a written termination notice to Escrow Agent before Escrow Agent receives a Joint Settlement Notice. In that event, (i) Seller shall retain possession of all FF&E and the Warehouse Items, (ii) Buyer shall vacate the Leased Premises without further claims to the FF&E or the Warehouse Items, (iii) this Bill of Sale Agreement shall become null and void and (iv) the parties shall have no further obligations under this Bill of Sale Agreement, except that either party shall be entitled to pursue any legal or equitable remedies that may be available to such party for any prior breach by the other party of its obligations pursuant to this Bill of Sale Agreement.

3.	Transfer. As of the date (the “Transfer Date”) Buyer gives Seller and Escrow Agent an Acceptance Notice, or both parties give Escrow Agent a Joint Settlement Notice, Seller shall be deemed to have (i) SOLD, TRANSFERRED, ASSIGNED, and CONVEYED to Buyer all of Seller’s right, title and interest in and to the FF&E and the Warehouse Items, and (ii) legally surrendered the Leased Premises to Landlord such that the Mustang Lease shall have terminated, and the estate of Seller in and to the Leased Premises shall have been wholly extinguished.

4.	Disclaimers. Buyer acknowledges that it shall enter the Leased Premises for purposes of this Agreement at Buyer’s sole risk and to such end, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Loss and Expense (as defined in Paragraph 6 herein) arising out of the entry by Buyer into the Leased Premises pursuant hereto and caused by the negligence or intentional misconduct of Buyer, its agents, contractors or employees. Upon the Transfer Date, the FF&E and the Warehouse Items shall be deemed to have been conveyed by Seller and accepted by Buyer AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED, OR STATUTORY, IT BEING THE INTENTION OF SELLER AND BUYER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, EXCEPT THAT THE FOREGOING SHALL NOT BE CONSTRUED TO NEGATE THE TERMS AND CONDITIONS SET FORTH IN PARAGRAPH 2 HEREIN OR SELLER’S WARRANTY OF TITLE SET FORTH IN PARAGRAPH 7 HEREIN.

5.	Escrow. The Purchase Price shall be paid by Buyer pursuant to the terms and conditions of the Escrow Agreement. Each party shall comply with its respective obligations under the Escrow Agreement. Title to the FF&E and the Warehouse Items and risk of loss with respect to each of them will pass to Buyer upon the Transfer Date and, as of the Transfer Date, Seller shall become fully entitled to receipt of the Purchase Price within the timeframe specified in the Escrow Agreement.

6.	Retained Liabilities. Notwithstanding any provision to the contrary in this Bill of Sale Agreement or applicable law, Seller shall be solely responsible for paying all taxes imposed by any federal, state, local or foreign governmental authority with respect to the sale or transfer of the FF&E and the Warehouse Items contemplated by this Agreement, including but not limited to sales tax, use tax, transfer tax, duties, fees, charges, assessments or other impositions of any kind (collectively, the “Taxes”). Seller shall timely remit to the appropriate governmental authorities all Taxes required to be collected or paid in connection with the sale or transfer of the FF&E and the Warehouse Items. Seller shall provide Buyer with evidence of such remittance, to the extent due and payable, upon request. Seller shall indemnify, defend and hold Buyer harmless from and against any and all liabilities, claims, demands, actions, causes of action, losses, damages, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Loss and Expense”) arising out of or relating to any failure by Seller to pay any Taxes or to comply with any reporting or remittance obligations with respect to such Taxes.

7.	Seller hereby warrants that it has good and valid title to the FF&E and the Warehouse Items, free and clear of any and all liens, claims, leases, licenses and other encumbrances.

8.	Neither party will be liable to the other party for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Bill of Sale Agreement or the transactions contemplated hereby (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether either party has been advised of the possibility of any such damage.

9.	Seller represents and warrants to Buyer that (i) neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than Kelleher & Sadowsky Associates, Inc. (“K&S”) and Cushman & Wakefield (“C&W”) in the negotiation or making of this Bill of Sale Agreement, and (ii) K&S is not owed any commission or other fee in connection with this Bill of Sale Agreement. Seller agrees to defend, indemnify and hold Buyer harmless from any and all Loss and Expense incurred as a result of any inaccuracy in the foregoing representation and warranty made by Seller. Buyer represents and warrants to Seller that (i) neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than K&S and C&W, in the negotiation or making of this Bill of Sale Agreement and (ii) C&W is not owed any commission or other fee in connection with this Bill of Sale Agreement. Buyer agrees to defend, indemnify and hold Seller harmless from any and all Loss and Expense incurred as a result of any inaccuracy in the foregoing representations and warranties made by Buyer.

10.	In the event of litigation between Seller and Buyer in connection with this Agreement, the reasonable attorneys’ fees and court costs incurred by the party prevailing in such litigation shall be borne by the non-prevailing party.

11.	This Bill of Sale Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

12.	This Bill of Sale Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns. Any and all rights granted to either party hereto may be exercised by their agents or personal representatives.

13.	The submission by either party (“Submitting Party”) of this Bill of Sale Agreement for execution by the other party and the actual execution and delivery thereof by the other party shall have no binding force and effect on the Submitting Party unless and until each party has executed this Agreement and delivered same to the other party.

14.	Time is of the essence of this Agreement.

15.	All notices demands, requests or other communications required or permitted to be given hereunder must be in writing and must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery against a receipt, (iii) by Federal Express or a similar nationally recognized overnight courier service, or (iv) by electronic mail with a confirmation copy delivered by another method set forth in this Paragraph 15. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Bill of Sale Agreement upon the date of receipt or refusal, except that whenever under this Bill of Sale Agreement a notice is either received (or refused) on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt (or refusal) or required delivery shall automatically be extended to the next business day. The address for proper notice to Escrow Agent under this Bill of Sale Agreement is set forth in the Escrow Agreement. The addresses for proper notice to Seller or Buyer under this Bill of Sale Agreement are as follows:

As to Seller:	[***]

With a copy to:	[***]

As to Buyer:	[***]

With a copy to:	[***]

16.	This Bill of Sale Agreement is governed by and is to be construed under the laws of the Commonwealth of Massachusetts and may be executed in several counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another electronic signature file sent by email), each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Any executed counterpart of this Agreement delivered by PDF, or another file sent by email shall be equally effective as an original counterpart for all purposes.

[signature page follows]

IN WITNESS WHEREOF, this Bill of Sale Agreement is executed as of the date first above written.

SELLER:		BUYER:

Mustang Bio, Inc.		AbbVie Bioresearch Center Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Manuel Litchman	By:	/s/ Stefan Geldmeyer
Name: Manuel Litchman		Name: Stefan Geldmeyer
Title: President & CEO		Title: VP Corporate Treasurer

JOINDER

Landlord hereby joins in executing this Bill of Sale Agreement solely for the purpose of agreeing that (i) Buyer shall be permitted to enter the Leased Premises during the Inspection Period for the purpose set forth in Paragraph 2 above, and (ii) pursuant to the Mustang Amendment, the Mustang Lease shall terminate as of the Transfer Date.

LANDLORD:

WCS - 377 Plantation Street, Inc.
a Delaware corporation

By:	/s/ Marcy Culverwell
Name: Marcy Culverwell
Title: President

Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the 7th day of February, 2025 (“Effective Date”) between WCS - 377 Plantation Street, Inc., a Massachusetts nonprofit corporation (“Landlord”), and Mustang Bio, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.                Landlord and Tenant are parties to that certain Lease Agreement dated as of October 27, 2017 (the “Lease”) whereby Tenant leased from Landlord approximately 27,043 rentable square feet of space located on the first floor of the Building at 377 Plantation Street, Worcester, Massachusetts (the “Premises”).

B.                The Base Term (as defined in the Lease) of the Lease is currently scheduled to expire on October 31, 2026 (the “Termination Date”).

C.                Landlord and Tenant desire to enter into this Amendment to provide for earlier expiration of the Base Term of the Lease and to otherwise amend the Lease on the terms and conditions set forth in this Amendment.

AGREEMENT

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1.                  Defined Terms and Recitals. Unless otherwise defined or indicated herein, all capitalized terms used in this Amendment shall have the definitions ascribed to them in the Lease. The Recitals are incorporated herein.

2.                  Early Termination. The Base Term of the Lease currently is scheduled to expire on the Termination Date. Notwithstanding anything to the contrary contained in the Lease, the Base Term of the Lease shall terminate earlier than the Termination Date on the later to occur of (a) the Transfer Date, as such term is defined in that certain Bill of Sale and Surrender Agreement by and among, Landlord, Tenant and AbbVie Bioresearch Center Inc. attached hereto as Exhibit A (the “Anticipated Early Termination Date”), or (b) the date Tenant surrenders and yields up the Premises to Landlord in the condition required by the Lease as modified by Section 4 of this Amendment (the later of (a) or (b) to occur shall constitute the “Early Termination Date” and this agreement as to early termination, the “Early Termination”) and Tenant hereby waives its right to exercise the Extension Options granted under the Lease. Subject to the provisions of Section 4.e, below, as of the Early Termination Date, Tenant shall no longer have any obligation to pay Basic Rent, Additional Rent, Operating Expenses, or other amounts payable under the Lease excepting those amounts due and outstanding as of the Early Termination Date.

3.                  Contingent on Lease Execution. This Amendment shall be conditioned on Landlord entering into a lease with a third party with respect to the Premises, provided, however, that Landlord’s execution and delivery of this Amendment to Tenant shall evidence Landlord’s waiver of such condition.

4.             Surrender; Security Deposit.

a.	Tenant shall surrender and yield up to Landlord all of Tenant’s right, title, and interest in the Premises and parking spaces and vacate, surrender, and deliver exclusive possession of the Premises and parking spaces to Landlord on or before 11:59 P.M. (Eastern) no later than the Anticipated Early Termination Date as required under the Lease to include, but not be limited to, compliance with the Tenant Surrender Plan. Landlord hereby confirms that Tenant is and shall not be required to remove from the Premises Tenant’s Work performed with respect to its initial occupancy.

b.	Landlord approves the plan attached hereto as Exhibit B and incorporated herein by this reference as the Surrender Plan as meeting the requirements for a surrender plan set forth in Section 28 of the Lease. Landlord hereby waives (i) the requirement in Section 28 of the Lease that the Surrender Plan be presented by Tenant to Landlord at least 3 months prior to surrender of the Premises, (ii) any requirement in the Lease as to the format or content of the Surrender Plan to the extent inconsistent with the plan attached hereto as Exhibit B, and (iii) any right under the Lease to require that Tenant deliver additional non-proprietary information concerning Tenant HazMat Operations in connection with Landlord’s review and approval of the Surrender Plan. Tenant represents and warrants that the HazMat Operations materials list set forth in the Surrender Plan is true, accurate and complete.

c.	Notwithstanding any provision of the Lease to the contrary, on or before the Anticipated Early Termination Date, Tenant shall vacate and surrender the Premises to Landlord in its AS-IS, WHERE-IS condition, subject to: (a) all of Tenant’s equipment and other personal property having been removed from the Property except for those items described on Exhibit C attached hereto (the “Surrendered Property”), which Tenant shall not be required to remove from the Premises, and (b) Tenant having completed all steps for surrender set forth in the Surrender Plan.

d.	Provided that Tenant shall have complied with the terms of subparagraph 3(c) of this Amendment and all terms of the Lease, then within thirty (30) days following the Early Termination Date, Landlord shall return the Security Deposit to Tenant, less any amounts drawn on the Security Deposit under the terms of the Lease.

e.	Effective as of the Early Termination Date, neither Tenant nor anyone claiming by, through, or under Tenant shall have any further rights with respect to the Premises and/or parking spaces. In the event Tenant fails to deliver the Premises and parking spaces in the condition required under the Lease, as modified by this Amendment, on or before the Anticipated Early Termination Date, Tenant shall then be deemed a tenant at sufferance, shall be liable for holdover charges therefor as set forth in the Lease, and failure so to surrender and vacate the Premises on the Anticipated Early Termination Date shall be a default under the Lease.

5.            Release. From and after the date on which the Security Deposit (or the balance remaining thereon) is returned to Tenant by Landlord (the “Release Date”), Tenant shall fully and forever release Landlord, its successors, assigns, affiliates, employees, agents, representatives, and contractors (the “Landlord Parties”), from any and all claims that Tenant may have in connection with the Lease, including all actions, causes of action, suits, debts, agreements, covenants, obligations, liabilities, losses, damages, claims, and demands of whatever nature and whenever arising, known or unknown, at law or in equity, arising out of the Lease or otherwise (except for those matters that expressly survive the expiration or earlier termination of the Lease). On and as of the Release Date, Landlord shall fully and forever release Tenant from any and all claims that Landlord may have in connection with the Lease, including all actions, causes of action, suits, debts, agreements, covenants, obligations, liabilities, losses, damages, claims and demands of whatever nature and whenever arising, known or unknown, at law or in equity, arising out of the Lease (except for those obligations that expressly survive the expiration or earlier termination of the Lease).

6.            Representations.

a.	Tenant represents and warrants to Landlord that: (i) Tenant is the holder of the Tenant’s interest under the Lease and Tenant has the full right, power, and authority to enter into this Amendment; (ii) no other or further approval (whether a lender or otherwise) is necessary to be obtained in order for this Amendment to be fully effective; and (iii) Tenant has not assigned the Lease or subleased the Premises, and there have been no assignees, sublessees, or transferees of the Lease nor any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except Tenant. Tenant shall indemnify, defend, and hold harmless Landlord and the Landlord Parties from and against all costs, claims, and liabilities, including reasonable attorneys’ fees, arising out of a breach of said representation and warranty.

b.	Landlord represents and warrants to Tenant that: (i) Landlord is the holder of the Landlord’s interest under the Lease and Landlord has the full right, power, and authority to enter into this Amendment, (ii) no other or further approval (whether a lender or otherwise) is necessary to be obtained in order for this Amendment to be fully effective, and (iii) as of the Effective Date, no portion of the Security Deposit has not been drawn or applied by Landlord or otherwise diminished in any way. Landlord shall indemnify, defend, and hold harmless Tenant from and against all costs, claims, and liabilities, including reasonable attorneys’ fees, arising out of a breach of said representation and warranty.

7.            Confidentiality. Except as may be required by law, Landlord and Tenant hereby agree to keep the terms of this Amendment confidential and not disclose the same to any other person or entity without the prior consent of the other party; provided, however, that the terms hereof may be disclosed without such consent to a party’s accountants, attorneys, employees, agents, potential transferees and lenders, and others in privity with such party to the extent reasonably necessary for such party’s business purposes, or in connection with a dispute hereunder.

8.            Ratification. The parties hereby ratify the Lease, as amended hereby. Tenant and Landlord each hereby warrants and represents to the other that: (i) as of the date hereof the parties have complied with all of the terms and conditions of the Lease; and (ii) to such party’s knowledge, Tenant has no right to any credit, claim, cause of action, offset, or similar charge against Landlord or Rent existing as of the date hereof.

9.           Effect of Amendment. The preparation, revision, or delivery of this Amendment for examination and discussion is merely a part of the negotiations between Landlord and Tenant. Neither party shall have any obligation or liability to the other whatsoever at law or in equity (including any claims for detrimental reliance or promissory estoppel and regardless of whether either party has commenced performance) unless and until such time as both parties shall have executed and delivered this Amendment.

10.          Counterparts. The parties acknowledge and agree that: (i) this Amendment may be executed in counterparts each of which shall be deemed an original and all of which shall be deemed one and the same instrument; and (ii) an electronic signature to this Amendment shall be deemed to have the full effect of an original signature.

11.          Miscellaneous. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors, and permitted assigns. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts. Each party has cooperated in the drafting and preparation of this Amendment and, therefore, in any construction to be made of this Amendment, the same shall not be construed against either party. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, and First Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS AMENDMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to Lease as of the day and year first above written.

TENANT:

MUSTANG BIO, INC.

/s/ Manuel Litchman

By:	Manuel Litchman
Its:	President & CEO

LANDLORD:

WCS - 377 PLANTATION STREET, INC.

/s/ Marcy Culvervill

By:	Marcy Culvervill
Its:	President

Exhibit 99.1

Mustang Bio Announces Sale of Fixed Assets and Exit of Facility

Waltham, MA– February 27, 2025 – Mustang Bio, Inc. (“Mustang” or the “Company”) (Nasdaq: MBIO), a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell therapies into potential cures for difficult-to-treat cancers, today announced the exit of the lease for its manufacturing facility in Worcester, Massachusetts and concurrent divestment of certain fixed assets including furniture and equipment to AbbVie Bioresearch Center Inc., a Delaware corporation (“AbbVie”), for $1.0 million.

Mustang has relocated its corporate headquarters to 95 Sawyer Road, Waltham, Massachusetts.

Mustang expects to continue to rely on its academic partners and future contract manufacturing relationships to support clinical trials. As a result of the termination of its lease, the Company expects savings of approximately $2.0 million of cash expenses related to the lease over the next 24 months.

The Company remains focused on advancing its existing portfolio and anticipates supporting and initiating a novel clinical trial with MB-109, a combination therapy of MB-108 (HSV-1 oncolytic virus) and MB-101 (IL13Rα2-targeted CAR-T cell therapy) for the treatment of recurrent glioblastoma (“GBM”) and high-grade astrocytomas in the second half of 2025.

About MB-109 (MB-101 (IL13Rα2 targeted CAR-T cells) + MB-108 oncolytic virus)

MB-109 is Mustang’s designation for the treatment regimen combining MB-101 (IL13Rα2-targeted CAR-T cell therapy licensed from City of Hope) with MB-108 (HSV-1 oncolytic virus licensed from Nationwide Children’s Hospital). The combination is designed to leverage MB-108 to make immunologically “cold” tumors “hot” and potentially improve the efficacy of MB-101 CAR-T cell therapy. MB-108 oncolytic virus is first injected to infect tumor cells which, in turn, leads to reshaping of the tumor microenvironment (“TME”) through recruitment of endogenous CD8- and CD3-positive effector T-cells. This inflamed TME potentially permits MB-101 CAR-T cells injected into and around the tumor to better infiltrate into and throughout the tumor mass, undergo activation and, ideally, effect tumor cell killing.

About Mustang Bio

Mustang Bio, Inc. is a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell therapies into potential cures for difficult-to-treat cancers. Mustang aims to acquire rights to these technologies by licensing or otherwise acquiring an ownership interest, to fund research and development, and to outlicense or bring the technologies to market. Mustang has partnered with top medical institutions to advance the development of CAR-T therapies. Mustang’s common stock is registered under the Securities Exchange Act of 1934, as amended, and Mustang files periodic reports with the U.S. Securities and Exchange Commission (“SEC”). Mustang was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.mustangbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. The Company’s forward-looking statements, include, but are not limited to, any statements relating to our growth strategy and product development programs, including the timing of and our ability to make regulatory filings such as INDs and other applications and to obtain regulatory approvals for our product candidates, statements concerning the potential of therapies and product candidates and any other statements that are not historical facts. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Risks and uncertainties include, among other things, our need for substantial additional funds in the immediate future; risks that any actual or potential clinical trials may not initiate or complete in sufficient timeframes to advance the Company’s corporate objectives, or at all, or that any promising early results obtained therefrom may not be replicable; risks related to the satisfaction of the conditions necessary to transfer the lease of the Company’s manufacturing facility; disruption from the sale of the Company’s manufacturing facility making it more difficult to maintain business and operational relationships; negative effects of Company announcements on the market price of the Company’s common stock; the development stage of the Company’s primary product candidates; our ability to obtain, perform under, and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; government regulation; patent and intellectual property matters; competition; as well as other risks described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K filed on March 11, 2024, subsequent Quarterly Reports on Form 10-Q, and our other filings we make with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contacts:

Jaclyn Jaffe and Nicole McCloskey

Mustang Bio, Inc.

(781) 652-4500

ir@mustangbio.com